Exhibit 99.1

1999 Bryan Street, Suite 1200
Dallas, Texas 75201
1.214.583.8500

Press Release

FOR IMMEDIATE RELEASE	February 8, 2022

Jacobs Reports Fiscal First Quarter 2022 Earnings

Reiterates Full-Year Fiscal 2022 Outlook; Reflecting Accelerating Business Momentum
Expects Increasing Year-over-Year Revenue Growth Through Balance of Fiscal 2022
PA Consulting Q1 Revenue Up 21% Year-Over-Year; On Track for Double-Digit FY22 Revenue Growth
Strong Q1 Cash Flow from Operations of $322M; Reinforces Full-Year Cash Conversion Expectations
Significant Strategic Additions to Backlog from Satellite Payload Technology
Acquires StreetLight Data, A Leading Mobility, Supply Chain and Social Value SaaS Analytics Platform

DALLAS, TEXAS - Jacobs Engineering Group Inc. (NYSE: J) today announced its financial results for the fiscal first quarter ended December 31, 2021.
Q1 2022 Highlights:
▪Revenue of $3.4 billion flat year-over-year and net revenue increased 6.4% year-over-year
▪Backlog increased $2.9 billion to $28.0 billion, up 12% year-over-year
▪Cash flow from operations of $322 million; on track to achieve FY22 cash conversion target
▪EPS from continuing operations of $1.03, down 47% year-over-year, primarily reflecting charge of $0.41 associated with strategic reduction in real estate footprint
▪Adjusted EPS from continuing operations of $1.56, up 11% year-over-year
▪Reiterates fiscal 2022 adjusted EBITDA and adjusted EPS outlook1

Jacobs' Chair and CEO Steve Demetriou commented, "Our purpose to create a more connected, sustainable world has never been more relevant than now - as advances in data analytics and edge computing power are unlocking our ability to deploy innovative technologies related to climate change, infrastructure and national security." Demetriou continued, "Effectively deploying capital is another key component to driving value for our shareholders. PA Consulting had another outstanding quarter with 21% year-over-year revenue growth and we are now poised for transformative growth as a disruptive space payload provider. Yesterday's announced acquisition of StreetLight Data adds another data-rich software platform to our portfolio, which we expect to provide highly profitable long-term recurring revenue growth opportunities.”

Jacobs' President and CFO Kevin Berryman added, "We delivered strong performance during the quarter with double-digit backlog growth across all businesses as multiple global growth trends gain momentum. Our advanced facilities revenue grew double-digits driven by supply chain investments across semiconductors and life sciences manufacturing, and we expect infrastructure modernization in the U.S. to further materialize later in 2022. As a result, we expect our overall net revenue growth to accelerate through the balance of the year. Cash flow from operations was again robust as our Focus 2023 initiative to drive working capital efficiencies delivered above our expectations."

Financial Outlook1
The company continues to expect fiscal 2022 adjusted EBITDA of $1,370 million to $1,450 million and adjusted EPS of $6.85 to $7.45.

Jacobs continues to expect adjusted EPS of approximately $10.00 in fiscal 2025, which incorporates anticipated benefits to People and Places Solutions from the recently passed Infrastructure Investment and Jobs Act, executing against a robust Critical Mission Solutions sales pipeline, continued growth in PA Consulting, and assumes a 23.5% effective adjusted tax rate, modest capital deployment and net leverage of <0.5x adjusted EBITDA.
The company plans to publish a comprehensive overview of its new three-year strategy on Friday, March 4th, 2022 after market close. The materials, including a recorded presentation, will be available at https://invest.jacobs.com/investors.

1Reconciliation of the adjusted EPS outlook and adjusted EBITDA outlook for the full fiscal 2022 year and beyond to the most directly comparable GAAP measure is not available without unreasonable efforts because the Company cannot predict with sufficient certainty all the components required to provide such reconciliation, including with respect to the costs and charges relating to transaction expenses, restructuring and integration to be incurred in fiscal 2022 and beyond.

First Quarter Review

	Fiscal Q1 2022	Fiscal Q1 2021	Change
Revenue	$3.4 billion	$3.4 billion	$0.0 billion
Net Revenue	$2.9 billion	$2.7 billion	$0.2 billion
GAAP Net Earnings from Continuing Operations	$134 million	$257 million	($123 million)
GAAP Earnings Per Diluted Share (EPS) from Continuing Operations	$1.03	$1.96	($0.93)
Adjusted Net Earnings from Continuing Operations	$203 million	$184 million	$19 million
Adjusted EPS from Continuing Operations	$1.56	$1.41	$0.15
The company’s adjusted net earnings from continuing operations and adjusted EPS from continuing operations for the first quarter of fiscal 2022 and fiscal 2021 exclude the adjustments set forth in the table below. For additional information regarding these adjustments and a reconciliation of adjusted net earnings and adjusted EPS to net earnings and EPS, respectively, as well as a reconciliation of net revenue to revenue, refer to the section entitled “Non-GAAP Financial Measures” at the end of this release.

	Fiscal Q1 2022	Fiscal Q1 2021
GAAP Net Earnings from Continuing Operations and Diluted Earnings Per Share (EPS)	$134 million ($1.03 per share)	$257 million ($1.96 per share)
An adjustment to add back after-tax restructuring, transaction costs and other charges ($75.0 million and $54.0 million for the fiscal 2022 and 2021 periods, respectively before income taxes).	$59 million ($0.46 per share)	$43 million ($0.33 per share)
Other adjustments are comprised mainly of:
 (a) add-back of amortization of intangible assets of $46.9 million and $23.2 million in the 2022 and 2021 periods, respectively,
 (b) the removal of $93.1 million in fair value adjustments related to our prior investments in Worley stock and certain foreign currency revaluations relating to the ECR sale and in C3.ai, Inc. ("C3") of $82.6 million in the 2021 period,
 (c) the exclusion of impacts on the Company's effective tax rates associated with revised estimates on U.S. taxation of certain foreign earnings and certain tax return filing adjustments,
 (d) associated noncontrolling interest impacts for the above adjustment items and
 (e) income tax expense adjustments for the above pre-tax adjustment items.
	$9 million ($0.07 per share)	$(116) million ($(0.88) per share)
Adjusted Net Earnings from Continuing Operations and Adjusted EPS from Continuing Operations	$203 million ($1.56 per share)	$184 million ($1.41 per share)
(note: earnings per share amounts may not add due to rounding)

The Company’s U.S. GAAP effective tax rate for continuing operations is 9.4% for the fiscal first quarter 2022 and fiscal first quarter 2022 adjusted earnings per share from continuing operations reflects an estimated full year 21.7% adjusted effective tax rate compared to previously communicated adjusted effective tax rate estimate of 23%.

Jacobs is hosting a conference call at 10:00 A.M. ET on Tuesday February 8, 2022, which it is webcasting live at www.jacobs.com.

About Jacobs
At Jacobs, we're challenging today to reinvent tomorrow by solving the world's most critical problems for thriving cities, resilient environments, mission-critical outcomes, operational advancement, scientific discovery and cutting-edge manufacturing, turning abstract ideas into realities that transform the world for good. With $14 billion in annual revenue and a talent force of approximately 55,000, Jacobs provides a full spectrum of professional services including consulting, technical, scientific and project delivery for the government and private sectors. Visit jacobs.com and connect with Jacobs on LinkedIn, Twitter, Facebook and Instagram.

Forward-Looking Statements
Certain statements contained in this press release constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. Statements made in this press release that are not based on historical fact are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding our expectations as to our future growth, prospects, financial outlook and business strategy for fiscal 2022 or future fiscal years, including fiscal 2025 adjusted EPS expectations, the anticipated benefits of the acquisitions of BlackLynx and StreetLight, and statements regarding our expectations from our strategic investment in PA Consulting. Although such statements are based on management's current estimates and/or expectations, and currently available competitive, financial, and economic data, forward-looking statements are inherently uncertain, and you should not place undue reliance on such statements as actual results may differ materially. We caution the reader that there are a variety of risks, uncertainties and other factors that could cause actual results to differ materially from what is contained, projected or implied by our forward-looking statements. Such factors include our ability to execute our tech-focused strategy, competition from existing and future competitors in the markets in which we operate, our ability to achieve the cost-savings and synergies contemplated by our recent acquisitions within the expected time frames and to successfully integrate acquired businesses while retaining key personnel, as well as general economic conditions, the magnitude, timing, duration and ultimate impact of the COVID-19 pandemic, including the emergence and spread of variants of COVID-19, and any resulting economic downturn on our results, prospects and opportunities, measures or restrictions imposed by governments and health officials in response to the pandemic, and the timing of the award of projects and funding under the Infrastructure Investment and Jobs Act signed into law by President Biden on November 15, 2021. The impact of such matters includes, but is not limited to, the possible reduction in demand for certain of our product solutions and services and the delay or abandonment of ongoing or anticipated projects due to the financial condition of our clients and suppliers or to governmental budget constraints or changes to governmental budgetary priorities; the inability of our clients to meet their payment obligations in a timely manner or at all; potential issues and risks related to a significant portion of our employees working remotely; illness, travel restrictions and other workforce disruptions that have and could continue to negatively affect our supply chain and our ability to timely and satisfactorily complete our clients’ projects; difficulties associated with retaining key employees or hiring additional employees; and the inability of governments in certain of the countries in which we operate to effectively mitigate the financial or other impacts of the COVID-19 pandemic on their economies and workforces and our operations therein. The foregoing factors and potential future developments are inherently uncertain, unpredictable and, in many cases, beyond our control. For a description of these and additional factors that may occur that could cause actual results to differ from our forward-looking statements, see the discussions contained under Item 1 - Business; Item 1A - Risk Factors; Item 3 - Legal Proceedings; and Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations in our most recently filed Annual Report on Form 10-K, and the discussions contained under Part I, Item 2 - Management's Discussion and Analysis of Financial Condition and Results of Operations; Part II, Item 1 - Legal Proceedings; and Part II, Item 1A - Risk Factors, in our most recently filed Quarterly Report on Form 10-Q, as well as the Company’s other filings with the Securities and Exchange Commission. The Company is not under any duty to update any of the forward-looking statements after the date of this press release to conform to actual results, except as required by applicable law.
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Financial Highlights:
Results of Operations (in thousands, except per-share data):

	For the Three Months Ended
Unaudited	December 31, 2021	January 1, 2021
Revenues	$3,380,625	$3,381,836
Direct cost of contracts	(2,584,151)	(2,749,776)
Gross profit	796,474	632,060
Selling, general and administrative expenses	(619,141)	(418,120)
Operating Profit	177,333	213,940
Other Income (Expense):
Interest income	1,501	1,124
Interest expense	(19,426)	(17,313)
Miscellaneous income, net	9,682	156,360
Total other (expense) income, net	(8,243)	140,171
Earnings from Continuing Operations Before Taxes	169,090	354,111
Income Tax Expense from Continuing Operations	(15,889)	(87,023)
Net Earnings of the Group from Continuing Operations	153,201	267,088
Net Earnings of the Group from Discontinued Operations	(232)	(14)
Net Earnings of the Group	152,969	267,074
Net Earnings Attributable to Noncontrolling Interests from Continuing Operations	(9,252)	(10,026)
Net Earnings Attributable to Redeemable Noncontrolling interests	(9,683)	—
Net Earnings Attributable to Jacobs from Continuing Operations	134,266	257,062
Net Earnings Attributable to Jacobs	$134,034	$257,048
Net Earnings Per Share:
Basic Net Earnings from Continuing Operations Per Share	$1.04	$1.98
Basic Net Earnings from Discontinued Operations Per Share	$—	$—
Basic Earnings Per Share	$1.04	$1.98

Diluted Net Earnings from Continuing Operations Per Share	$1.03	$1.96
Diluted Net Earnings from Discontinued Operations Per Share	$—	$—
Diluted Earnings Per Share	$1.03	$1.96

Segment Information (in thousands):

	Three Months Ended
Unaudited	December 31, 2021	January 1, 2021
Revenues from External Customers:
Critical Mission Solutions	$1,162,505	$1,295,287
People & Places Solutions	1,928,146	2,086,549
Pass Through Revenue	(472,380)	(648,677)
People & Places Solutions Net Revenue	$1,455,766	$1,437,872
PA Consulting	289,974	—
Total Revenue	$3,380,625	$3,381,836
Net Revenue	$2,908,245	$2,733,159

	Three Months Ended
	December 31, 2021	January 1, 2021
Segment Operating Profit:
Critical Mission Solutions	$111,496	$110,072
People & Places Solutions	191,692	196,300
PA Consulting	63,071	—
Total Segment Operating Profit	366,259	306,372
Other Corporate Expenses (1)	(105,360)	(70,341)
Restructuring, Transaction and Other Charges (2)	(83,566)	(22,091)
Total U.S. GAAP Operating Profit	177,333	213,940
Total Other (Expense) Income, net (3)	(8,243)	140,171
Earnings from Continuing Operations Before Taxes	$169,090	$354,111

(1)	Other corporate expenses also include intangibles amortization of $46.9 million and $23.2 million for the three months ended December 31, 2021 and January 1, 2021, respectively, with this increase mainly attributable to the PA Consulting investment.
(2)	Included in the three months ended December 31, 2021 is $72.3 million of real estate impairment charges related to the Company's transformation initiatives.
(3)	The three months ended December 31, 2021 include $1.7 million in income associated with final distributions from the exit of our AWE investment and a gain of $6.9 million related to a lease termination. The three months ended January 1, 2021 include $93.1 million in fair value adjustments related to our investment in Worley stock (net of Worley stock dividend) and certain foreign currency revaluations relating to the ECR sale, $82.6 million in fair value adjustments related to our investment in C3 stock and $(27.9) million related to impairment charges on our AWE Management Ltd. investment. The investments in Worley and C3 were sold in fiscal 2021 and therefore there are no comparable amounts in the current quarter.

Balance Sheet (in thousands):

	December 31, 2021	October 1, 2021
	Unaudited
ASSETS
Current Assets:
Cash and cash equivalents	$1,245,024	$1,014,249
Receivables and contract assets	2,992,814	3,101,418
Prepaid expenses and other	134,165	176,228
Total current assets	4,372,003	4,291,895
Property, Equipment and Improvements, net	328,631	353,117
Other Noncurrent Assets:
Goodwill	7,350,494	7,197,000
Intangibles, net	1,618,913	1,565,758
Deferred income tax assets	102,416	103,193
Operating lease right-of-use assets	563,124	650,097
Miscellaneous	468,513	471,549
Total other noncurrent assets	10,103,460	9,987,597
	$14,804,094	$14,632,609
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term debt	$53,400	$53,456
Accounts payable	816,815	908,441
Accrued liabilities	1,486,618	1,533,559
Operating lease liability	162,949	172,414
Contract liabilities	605,801	542,054
Total current liabilities	3,125,583	3,209,924
Long-term Debt	3,073,067	2,839,933
Liabilities relating to defined benefit pension and retirement plans	404,421	418,080
Deferred income tax liabilities	211,900	214,380
Long-term operating lease liability	706,288	758,358
Other deferred liabilities	545,226	559,375
Commitments and Contingencies
Redeemable Noncontrolling interests	637,664	657,722
Stockholders’ Equity:
Capital stock:
Preferred stock, $1 par value, authorized - 1,000,000 shares; issued and outstanding - none	—	—
Common stock, $1 par value, authorized - 240,000,000 shares; issued and outstanding - 129,153,184 shares and 128,892,540 shares as of December 31, 2021 and October 1, 2021, respectively	129,153	128,893
Additional paid-in capital	2,641,059	2,590,012
Retained earnings	4,087,390	4,015,578
Accumulated other comprehensive loss	(787,656)	(794,442)
Total Jacobs stockholders’ equity	6,069,946	5,940,041
Noncontrolling interests	29,999	34,796
Total Group stockholders’ equity	6,099,945	5,974,837
	$14,804,094	$14,632,609

Statement of Cash Flow (in thousands):

	For the Three Months Ended
Unaudited	December 31, 2021	January 1, 2021
Cash Flows from Operating Activities:
Net earnings attributable to the Group	$152,969	$267,074
Adjustments to reconcile net earnings to net cash flows provided by operations:
Depreciation and amortization:
Property, equipment and improvements	26,237	22,989
Intangible assets	46,907	23,155
Gain on investment in equity securities	—	(190,368)
Stock based compensation	7,014	11,841
Equity in earnings of operating ventures, net of return on capital distributions	12,749	1,159
Loss (gain) on disposals of assets, net	151	(134)
Impairment of long-lived assets and equity method investment	72,266	27,902
Deferred income taxes	(17,659)	53,008
Changes in assets and liabilities, excluding the effects of businesses acquired:
Receivables and contract assets, net of contract liabilities	163,535	33,250
Prepaid expenses and other current assets	32,286	25,144
Miscellaneous other assets	24,618	16,564
Accounts payable	(88,470)	(63,985)
Accrued liabilities	(91,263)	(131,576)
Other deferred liabilities	(18,407)	16,491
Other, net	(1,288)	104
Net cash provided by operating activities	321,645	112,618
Cash Flows from Investing Activities:
Additions to property and equipment	(19,318)	(16,766)
Disposals of property and equipment and other assets	43	—
Capital contributions to equity investees, net of return of capital distributions	(480)	(3,430)
Acquisitions of businesses, net of cash acquired	(229,813)	(173,012)
Net cash used for investing activities	(249,568)	(193,208)
Cash Flows from Financing Activities:
Net proceeds from borrowings	231,387	94,998
Proceeds from issuances of common stock	17,862	9,541
Common stock repurchases	—	(24,801)
Taxes paid on vested restricted stock	(28,226)	(25,335)
Cash dividends, including to noncontrolling interests	(41,565)	(35,718)
Repurchase of redeemable noncontrolling interests	(35,095)	—
Net cash provided by financing activities	144,363	18,685
Effect of Exchange Rate Changes	2,722	36,493
Net Increase (Decrease) in Cash and Cash Equivalents and Restricted Cash	219,162	(25,412)
Cash and Cash Equivalents, including Restricted Cash, at the Beginning of the Period	1,026,575	862,424
Cash and Cash Equivalents, including Restricted Cash, at the End of the Period	$1,245,737	$837,012

Backlog (in millions):

	December 31, 2021	January 1, 2021
Critical Mission Solutions	$10,798	$9,683
People & Places Solutions	16,932	15,422
PA Consulting	276	—
Total	$28,006	$25,105

Non-GAAP Financial Measures:
In this press release, the Company has included certain non-GAAP financial measures as defined in Regulation G promulgated under the Securities Exchange Act of 1934, as amended. The non-GAAP financial measures included in this press release are net revenue, adjusted net earnings, adjusted EPS from continuing operations, adjusted EBITDA outlook, adjusted EPS outlook and adjusted effective tax rate.

Net revenue is calculated excluding pass-through revenue of the Company’s People & Places Solutions segment from the Company’s revenue from continuing operations. Adjusted net earnings from continuing operations and adjusted EPS from continuing operations are calculated by (i) excluding costs and other charges associated with restructuring activities implemented in connection with the acquisitions of CH2M, John Wood Group nuclear business, BlackLynx, Buffalo Group and StreetLight Data, the strategic investment in PA Consulting, the sale of the ECR business and other related cost reduction initiatives, which included involuntary terminations, costs associated with co-locating offices of acquired companies, separating physical locations of ECR and continuing operations, professional services and personnel costs, expenses relating to certain commitments and contingencies relating to discontinued operations of the CH2M business; (ii) excluding the costs and other charges associated with our Focus 2023 transformation initiatives, which included costs and charges associated with the re-scaling and repurposing of physical office space, voluntary employee separations, contractual termination fees and related expenses (the amounts referred in (i) and (ii) are collectively referred to as the “Restructuring and other charges”); (iii) excluding transaction costs and other charges incurred in connection with closing of Buffalo Group, BlackLynx and StreetLight Data acquisitions and the strategic investment in PA Consulting, including advisor fees, change in control payments, certain consideration amounts for PA Consulting that were required to be treated as post-completion compensation expense given retention related requirements applicable to the distribution of such funds to PA Consulting employees, and impacts resulting from the non-cash purchase accounting adjustment related to the investment in PA Consulting to reflect a change in the preliminary purchase price allocation for the redeemable non-controlling interests, the impact of the quarterly adjustment to the estimated future payout of contingent consideration to the sellers in connection with acquisitions, and similar transaction costs and expenses (collectively referred to as “transaction costs”); (iv) adding back amortization of intangible assets; (v) the removal of fair value adjustments and dividend income related to the Company’s investments in Worley and C3 stock and certain foreign currency revaluations relating to ECR sale proceeds; (vi) excluding charges resulting from the revaluation of certain deferred tax assets/liabilities in connection tax rate increases in the United Kingdom during fiscal 2021; (vii) charges associated with the impairment of our investment in AWE; (viii) charges to interest expense associated with one-time deal related bank fees; (ix) certain non-routine income tax adjustments for the purposes of calculating the Company's annual non-GAAP effective tax rate to facilitate a more meaningful evaluation of the Company’s current operating performance and comparisons to the Company's operating performance in other periods and (x) other income tax adjustments associated with the pre-tax income adjustments above. Adjustments to derive adjusted EPS from continuing operations are calculated on an after-tax basis.

Adjusted EBITDA is calculated by adding income tax expense, depreciation expense and adjusted interest expense, and deducting interest income from adjusted net earnings from continuing operations.

We believe that the measures listed above are useful to management, investors and other users of our financial information in evaluating the Company’s operating results and understanding the Company’s operating trends by excluding or adding back the effects of the items described above and below, the inclusion or exclusion of which can obscure underlying trends. Additionally, management uses such measures in its own evaluation of the Company’s performance, particularly when comparing performance to past periods, and believes these measures are useful for investors because they facilitate a comparison of our financial results from period to period.

The Company provides non-GAAP measures to supplement U.S. GAAP measures, as they provide additional insight into the Company’s financial results. However, non-GAAP measures have limitations as analytical tools and should not be considered in isolation and are not in accordance with, or a substitute for, U.S. GAAP measures. In addition, other companies may define non-GAAP measures differently, which limits the ability of investors to compare non-GAAP measures of the Company to those used by our peer companies.

The following tables reconcile the components and values of U.S. GAAP net earnings and EPS from continuing operations to the corresponding "adjusted" amount, revenue from continuing operations to net revenue. For the comparable periods presented below, such adjustments consist of amounts incurred in connection with the items described above. Amounts are shown in thousands, except for per-share data (note: earnings per share amounts may not add across due to rounding). Reconciliation of the adjusted EPS and adjusted EBITDA outlook for fiscal 2022 and beyond and fiscal 2022 net revenue growth to the most directly comparable GAAP measure is not available without unreasonable efforts because the Company cannot predict with sufficient certainty all the components required to provide such reconciliation. See footnote 1 on page 3 for additional information.

U.S. GAAP Reconciliation for the first quarter of fiscal 2022 and 2021

	Three Months Ended
	December 31, 2021
Unaudited	U.S. GAAP	Effects of Restructuring, Transaction and Other Charges (1)	Other Adjustments (2)	Adjusted
Revenues	$3,380,625	$—	$—	$3,380,625
Pass through revenue	—	—	(472,380)	(472,380)
Net revenue	3,380,625	—	(472,380)	2,908,245
Direct cost of contracts	(2,584,151)	3	472,380	(2,111,768)
Gross profit	796,474	3	—	796,477
Selling, general and administrative expenses	(619,141)	83,563	46,907	(488,671)
Operating Profit	177,333	83,566	46,907	307,806
Total other (expense) income, net	(8,243)	(8,544)	5	(16,782)
Earnings from Continuing Operations Before Taxes	169,090	75,022	46,912	291,024
Income Tax Expense from Continuing Operations	(15,889)	(15,676)	(31,587)	(63,152)
Net Earnings of the Group from Continuing Operations	153,201	59,346	15,325	227,872
Net Earnings Attributable to Noncontrolling Interests from Continuing Operations	(9,252)	—	—	(9,252)
Net Earnings Attributable to Redeemable Noncontrolling interests	(9,683)	8	(5,890)	(15,565)
Net Earnings Attributable to Jacobs from Continuing Operations	134,266	59,354	9,435	203,055
Net Earnings Attributable to Discontinued Operations	(232)	—	—	(232)
Net Earnings attributable to Jacobs	$134,034	$59,354	$9,435	$202,823
Net earnings from continuing operations allocated to common stock for EPS calculation	$134,266	$59,354	$9,435	$203,055
Diluted Net Earnings from Continuing Operations Per Share	$1.03	$0.46	$0.07	$1.56
Diluted Net Earnings from Discontinued Operations Per Share	$—	$—	$—	$—
Diluted Earnings Per Share	$1.03	$0.46	$0.07	$1.56
Operating profit margin	5.2%			10.6%

         (1) Includes charges associated with various restructuring, transaction and other related activity costs associated with Company transformation and acquisition related programs, including pre-tax charges for the Company's real estate impairment of$72.3 million.
(2) Includes (a) the removal of pass through revenues and costs for the People & Places Solutions line of business for the calculation of operating profit margin as a percentage of net revenue of $472.4 million, (b) the removal of amortization of intangible assets of $46.9 million, (c) the exclusion of impacts on the Company’s effective tax rates associated with revised estimates on US taxation of certain foreign earning and, certain tax return filing adjustments, (d) associated noncontrolling interest impacts for the above adjustment items and (e) income tax expense adjustments for the above pre-tax adjustment items.

	Three Months Ended
	January 1, 2021
Unaudited	U.S. GAAP	Effects of Restructuring, Transaction and Other Charges (1)	Other Adjustments (2)	Adjusted
Revenues	$3,381,836	$—	$—	$3,381,836
Pass through revenue	—	—	(648,677)	(648,677)
Net revenue	3,381,836	—	(648,677)	2,733,159
Direct cost of contracts	(2,749,776)	92	648,677	(2,101,007)
Gross profit	632,060	92	—	632,152
Selling, general and administrative expenses	(418,120)	21,999	23,129	(372,992)
Operating Profit	213,940	22,091	23,129	259,160
Total other income (expense), net	140,171	31,902	(176,017)	(3,944)
Earnings from Continuing Operations Before Taxes	354,111	53,993	(152,888)	255,216
Income Tax Expense from Continuing Operations	(87,023)	(11,095)	37,377	(60,741)
Net Earnings of the Group from Continuing Operations	267,088	42,898	(115,511)	194,475
Net Earnings Attributable to Noncontrolling Interests from Continuing Operations	(10,026)	—	—	(10,026)
Net Earnings from Continuing Operations attributable to Jacobs	257,062	42,898	(115,511)	184,449
Net Earnings Attributable to Discontinued Operations	(14)	—	—	(14)
Net Earnings attributable to Jacobs	$257,048	$42,898	$(115,511)	$184,435
Diluted Net Earnings from Continuing Operations Per Share	$1.96	$0.33	$(0.88)	$1.41
Diluted Net Earnings from Discontinued Operations Per Share	$—	$—	$—	$—
Diluted Earnings Per Share	$1.96	$0.33	$(0.88)	$1.41
Operating profit margin	6.3%			9.5%

(1) Includes charges associated with various restructuring, transaction and other related activity costs associated with Company transformation and acquisition related programs. Also includes $27.9 million in charges associated with the impairment of our investment in AWE.
(2) Includes (a) the removal of pass through revenues and costs for the People & Places Solutions line of business for the calculation of operating profit margin as a percentage of net revenue of $648.7 million, (b) the removal of amortization of intangible assets of $23.2 million, (c) the removal of $93.1 million in fair value adjustments related to our investment in Worley stock and certain foreign currency revaluations relating to the ECR sale, (d) the removal of the fair value adjustment of the Company's investment in C3 of $82.6 million and (e) income tax expense adjustments for the above pre-tax adjustment items.

Earnings Per Share:

	Three Months Ended
Unaudited	December 31, 2021	January 1, 2021
Numerator for Basic and Diluted EPS:

Net earnings from continuing operations allocated to common stock for EPS calculation	$134,266	$257,062

Net earnings from discontinued operations allocated to common stock for EPS calculation	$(232)	$(14)

Net earnings allocated to common stock for EPS calculation	$134,034	$257,048

Denominator for Basic and Diluted EPS:

Shares used for calculating basic EPS attributable to common stock	129,342	129,968

Effect of dilutive securities:
Stock compensation plans	952	1,182
Shares used for calculating diluted EPS attributable to common stock	130,294	131,150

Net Earnings Per Share:
Basic Net Earnings from Continuing Operations Per Share	$1.04	$1.98
Basic Net Earnings from Discontinued Operations Per Share	$—	$—
Basic Earnings Per Share	$1.04	$1.98
Diluted Net Earnings from Continuing Operations Per Share	$1.03	$1.96
Diluted Net Earnings from Discontinued Operations Per Share	$—	$—
Diluted Earnings Per Share	$1.03	$1.96

For additional information contact:

Investors:
Jonathan Doros, 214-583-8596
jonathan.doros@jacobs.com

Media:
Marietta Hannigan, 214-920-8035
marietta.hannigan@jacobs.com

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